UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

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MARTIN MIDSTREAM PARTNERS L.P.

(Name of Registrant as Specified in Its Charter)

NUT TREE CAPITAL MANAGEMENT L.P.

NUT TREE CAPITAL MANAGEMENT GP, LLC

JARED R. NUSSBAUM

CASPIAN CAPITAL L.P.

CASPIAN CAPITAL GP LLC

ADAM COHEN

DAVID CORLETO

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Nut Tree Capital Management L.P., a Delaware limited partnership (“Nut Tree”), and Caspian Capital L.P., a Delaware limited partnership (“Caspian”), together with the other participants named herein, have filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes in connection with their opposition to proposals to be presented at a special meeting of common unitholders (the “Special Meeting”) of Martin Midstream Partners L.P., a Delaware limited partnership (the “Company”), in connection with the Company’s agreement and plan of merger with Martin Resource Management Corporation and certain of its affiliates.

Item 1: On November 29, 2024, Nut Tree and Caspian issued the following letter to the Company’s unitholders:

Nut Tree Capital Management / Caspian Capital LP

Vote Against Martin Midstream Partners L.P. Merger

November 29, 2024

Dear MMLP Unitholders,

Nut Tree Capital Management L.P. (“Nut Tree”) and Caspian Capital L.P. (“Caspian”), together with their affiliates (collectively, “we”, “us” or “our”), have combined economic exposure in Martin Midstream Partners L.P. (NASDAQ: MMLP) (“MMLP” or the “Company”) of approximately 13.2% of the outstanding common units and are strong believers in the long-term value and future prospects of MMLP.

In order for MMLP unitholders to protect the value of their investment, we are urging unitholders to vote “AGAINST” the Company’s proposed merger (the “Merger”) with a subsidiary of insider-controlled Martin Midstream Resource Corporation (“MRMC”) at the Company’s upcoming special meeting of unitholders scheduled for Monday, December 30, 2024, at 10:00 AM Central Time (the “Special Meeting”). Under the current terms of the related merger agreement (the “Merger Agreement”), each MMLP common unit would be converted into $4.02 in cash. We believe this is an extremely inadequate price and would unfairly transfer significant value that rightfully belongs to MMLP unitholders to the Company’s insiders, including the ultimate control person of MRMC, Ruben Martin, III.

As discussed below, we strongly oppose the Merger for the following reasons:

1.	We believe MMLP is worth far more than the $4.02 per unit being offered to unitholders based on industry-standard valuation methodologies, including ones that MMLP and its advisors have used:
a.	Multiple of 2024 expected EBITDA analysis indicates MMLP could be worth over $15.40 per unit, more than 280% over the purchase price proposed by MRMC.
b.	Unit Dividend yield analysis based on the Company’s Distributable Cash Flow indicates MMLP could be worth $6.90 to $11.55 per unit, 72%-187% over the purchase price proposed by MRMC.
c.	Cumulative Distributable Cash Flow just from Q4 2024 through the projection period of 2028 amounts to $4.87 per unit, a 21% premium to the purchase price even excluding any future value past 2028.
2.	The financial analysis used to value MMLP was highly flawed.
3.	MMLP has a bright future as a publicly traded company that we believe is on the cusp of delivering substantial value to unitholders, including future dividends—value that, if the Merger is completed, would instead go directly to Ruben Martin, III and other Company insiders.
4.	The board members tasked with evaluating and negotiating the Merger Agreement on behalf of MMLP unitholders unaffiliated with MRMC or Mr. Ruben have long-standing relationships with Mr. Ruben and were not allowed to seek out any alternative, potentially better, deal from anyone other than MRMC.

We therefore urge you to join us in opposing the merger by voting “AGAINST” the Merger on the enclosed GOLD Voting Instruction Form. If you have already voted “For” the merger, a later dated vote will revoke your previously cast vote. Only your latest dated vote counts!

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Nut Tree and Caspian are each long-tenured investors in MMLP. In this letter, we share our views as to why we believe the Merger materially undervalues MMLP and its future prospects and should be rejected by MMLP common unitholders at the Special Meeting.

THE MERGER PURCHASE PRICE DRASTICALLY UNDERVAUES MMLP BASED ON INDUSTRY-STANDARD VALUATION METHOLODIGIES

The purchase price in the Merger of $4.02 per unit price represents a multiple of 5.2x MMLP management’s expected 2024 EBITDA,1  which drastically undervalues MMLP based on the valuations of appropriate comparables.

•	The average multiple of the constituents of the Alerian MLP Index,[2] the leading index of energy MLPs whose constituents like MMLP earn the majority of their cash flow from midstream activities involving energy commodities, trade at an average of 9.4x 2024E EBITDA and a median of 9.7x.[3]
•	MMLP’s self-selected peers included in its May 2024 investor presentation (SUN, SPH, GEL and NGL) trade at a mean of 9.1x and median of 9.9x.

Using a multiple of 9.0x 2024 EBITDA, which is on the lower end of the valuation range of those comparables, would imply that MMLP is worth over $15.40 per common unit, more than 280% over the Merger price.

As discussed below, in order to justify the Merger price based on a multiple of MMLP management’s expected 2024 EBITDA, the Company and its financial advisors used a different and highly inappropriate set of comparables.

MMLP UNITHOLDERS LIKELY ABLE TO RECEIVE SIGNIFICANT CASH PAYOUTS DUE TO MMLP’S FUTURE DISTRIBUTABLE CASH FLOW AND DECREASING LEVERAGE RATIO

Due to the pass-through structure of master limited partnerships (“MLPs”), investors generally place importance on an MLP’s ability to pay current and future distributions, and commonly value them for their yield per unit. While MMLP currently pays a de minimis distribution and is restricted from growing its distribution under the terms of its bond indenture, we believe this is likely to change in the near term, which would greatly enhance the Company’s value to common unitholders.

Importantly, MMLP is projected to have significant and growing Distributable Cash Flow, an indicator of the level of distributions that could be paid to MMLP’s common unitholders in the future. With low current distributions, but the potential to pay high future distributions, we believe Distributable Cash flow is the best way to value MMLP’s common units.

1 Using year-end 2024 expected net debt balance of $455.0 million, which accounts for seasonal working capital repayment of the revolver. Houlihan Lokey Selected Historical and Projected Financial Information. Project Augusta, Discussion Materials for the Conflicts Committee, pg. 13, October 3, 2024.

2 Excludes MMLP and Star Group LP (SGU), which has no consensus forward estimates.

3 Using 10/31/24 business close prices. Consensus forward EBITDA estimates sourced from Bloomberg.

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The Company agrees:

“Distributable Cash Flow is also a quantitative standard used throughout the investment community with respect to publicly-traded partnerships because the value of a unit of such an entity is generally determined by the unit's yield, which in turn is based on the amount of cash distributions the entity pays to a unitholder.”4

From 2011 until the temporary business volatility caused by COVID-19 in 2020, MMLP never had a payout ratio (the ratio of distributions to Distributable Cash Flow) below 80%. Based on management’s projections and a payout ratio range of 60-100%, the Company could pay an annualized distribution of at least $0.52 to $0.87 per Common Unit in 2025. Furthermore, at a unit yield in-line with the average of the Alerian MLP index constituents’ indicative yield of 7.5%5, the MMLP Common Units would be valued at $6.90 to $11.55 per Common Unit, or 72%-187% over the purchase price proposed by MRMC.

MMLP currently has 11.5% Second Lien Bonds outstanding, which have a covenant in their indenture that prevents MMLP from growing distributions while leverage is above 3.75x. This covenant first entered MMLP’s bond indentures with bonds issued during the height of fears around the impact of the COVID-19 pandemic in 2020. MMLP now projects leverage will decline to under 3.75x in the next two years, and alternatively, MMLP has the opportunity to refinance these bonds at their early call dates in July 2025 and February 2026. Either of those developments would allow MMLP to address the covenant and reestablish a distribution payout ratio consistent with both historical practice and peers.

MMLP HAS OTHER ASSETS NOT CONSIDERED THAT ADD TO ITS VALUE

MMLP also has certain other assets not currently contributing to earnings that may have significant value that do not appear to have been reflected in Houlihan Lokey’s analysis. Management has discussed with investors the potential “hidden value” of 98 acres of owned and undeveloped land in and around Beaumont, TX. In those discussions, management has stated that this land could support another specialty industrial site, as it is in close proximity to three different rail facilities and also provides access to at least one deepwater dock large enough to accommodate a natural gas carrier.

MERGER ENTAILS MASSIVE CONFLICTS OF INTEREST AND DESERVES HIGHEST DEGREE OF SCRUTINY AND SKEPTICISM FROM UNITHOLDERS

MRMC is controlled by Ruben Martin, III, who serves as President, Chief Executive Officer, and Chairman of the Board of Directors of MRMC, and also serves as Chairman of the General Partner of the Company. Additionally, MRMC and certain of its affiliates already own approximately 26% of the Company’s common units. With Mr. Martin and MRMC essentially on both sides of the transaction, the terms of the Merger and the valuation process that led to it should require the highest level of scrutiny to protect the interest of unaffiliated MMLP unitholders.

4 See MMLP’s Quarterly Report on Form 10-Q for the Quarter ended September 30, 2024.

5 Excludes MMLP and NGL Energy Partners LP (NGL), which does not pay a distribution

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The Company’s own proxy statement admits that the Board of Directors of the General Partner, which is controlled by MRMC and Mr. Martin, never had authority to pursue any alternative proposals outside of MRMC’s offer. The Company actually says that the Conflicts Committee believed that MRMC would not permit it to even “conduct a meaningful process” to explore third party interest in an alternative deal. Knowing that, how are we to believe the Conflicts Committee properly reviewed, evaluated and negotiated the Merger with MRMC to obtain maximum value for MMLP’s unitholders?

The Conflicts Committee and its advisors are supposed to be looking out for the interests of MMLP’s unaffiliated common unitholders. However, the members of the Conflicts Committee appear to be anything but truly independent from Mr. Martin and his affiliates, including MRMC. The Conflicts Committee is comprised of Byron Kelley (Chairman), James M. Collingsworth and C. Scott Massey, who have served with Mr. Martin on the General Partner's Board of Directors for approximately 12 years, 10 years and 22 years, respectively. In 2023, MMLP reported compensation to each of those directors of $159,999 in cash and stock awards. We believe that the longstanding relationships of each Conflicts Committee member with Mr. Martin casts significant doubt on their true independence from MRMC and Mr. Martin.

WE BELIEVE THAT THE ANALYSIS CONDUCTED BY THE FINANCIAL ADVISOR TO THE CONFLICTS COMMITTEE, HOULIHAN LOKEY, WAS FLAWED AND BIASED TOWARD JUSTIFYING A TRANSACTION WITH MRMC

In ultimately recommending in favor of approving the Merger, the Conflicts Committee that reviewed, evaluated, and negotiated the Merger with MRMC on behalf of MMLP relied on financial analyses prepared by its financial advisor, Houlihan Lokey. The Company’s proxy statement for the Special Meeting goes into significant detail regarding that analysis, showing that the analysis was flawed in a way that was biased toward justifying MMLP enter into the Merger and only that particular transaction.

We believe that Houlihan Lokey selected a highly inappropriate set of comparables to use as the basis for its analyses, featuring conveniently low EBITDA multiple valuations for its selected companies’ EBITDA Multiple analysis and high weighted average costs of capital for its Discounted Cash Flow analysis. These comparables included non-MLPs and businesses with significantly more earnings variability in sectors very different from the Company in Houlihan Lokey’s most relevant comparables. Tellingly, only four out of the 13 comparable companies Houlihan Lokey used are members of the Alerian MLP Index, which is the leading index of energy MLPs whose constituents like MMLP earn the majority of their cash flow from midstream activities involving energy commodities.6

Notably, Wells Fargo, MRMC’s financial advisor, also conducted its own Discounted Cash Flow Analysis utilizing the same projections as Houlihan Lokey. However, by applying different weighted average cost of capital and terminal multiple assumptions based on a (presumably different) undisclosed comparable set, Wells Fargo arrived at a far higher valuation of $5.34 per MMLP common unit, with a range of $3.81 to $7.30 per MMLP common unit7 compared to Houlihan Lokey’s range of $1.56 to $4.49 per MMLP common unit. 8

6 The four constituents of the Alerian MLP index are Genesis Energy LP (GEL): 2024 Enterprise Value to adjusted EBITDA of 10.7x; NGL Energy Partners LP (NGL): 2024 Enterprise Value to adjusted EBITDA of 7.0x; Delek Logistics Partners, LP (DKL): 2024 Enterprise Value to adjusted EBITDA of 9.2x; Suburban Propane Partners, LP: 2024 Enterprise Value to adjusted EBITDA of 8.9x. Houlihan Lokey Selected Companies Analysis. Project Augusta, Discussion Materials for the Conflicts Committee, pg. 15, October 3, 2024.

7 Wells Fargo Project Augusta. Presentation to the Board of Directors of Martin Resources Management Corporation. October 3, 2024, pgs. 21-23

8 Houlihan Lokey, Financial Analyses Summary (Cont.). Project Augusta, Discussion Materials for the Conflicts Committee, pg. 12, October 3, 2024.

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Houlihan Lokey’s use of an inappropriate set of comparables tainted both core valuation analyses the Conflicts Committee relied on when recommending the Merger. An objective and industry-standard analysis based on appropriate comparable company EBITDA multiples, dividend yields, and Distributable Cash Flows, paints a completely different story, and makes it clear that the Merger price of $4.02 per unit drastically undervalues MMLP.

NO JUSTIFIABLE OR COMPELLING RATIONALE FOR THE MERGER HAS BEEN PRESENTED TO MMLP UNITHOLDERS!

WE BELIEVE THAT REMAINING A PUBLICLY TRADED MLP OFFERS A PATH TO SUPERIOR VALUE CREATION FOR MMLP UNITHOLDERS

We see no compelling financial need for MMLP to complete the Merger – it is more valuable for unitholders to hold on to their investment and realize the benefit of near- and medium-term developments that we believe will drive value for unitholders than to accept an insufficient purchase price.

•	MMLP’s significant projected Distributable Cash Flow can be used to pay distributions, reduce debt, or invest in growth capital expenditures, all of which will benefit current unitholders. Cumulative Distributable Cash Flow just from Q4 2024 through the projection period of 2028 amounts to $4.87 per Common Unit,[9] a 21% premium to the purchase price even excluding any future value past 2028. We believe that if MMLP remains a publicly traded MLP, unitholders will be able to realize the Distributable Cash Flow growth that is the result of prior investment and a reduction in the high interest they have born since 2020.

•	The value of prior capital expenditures, as well as other assets, discussed above has yet to be realized. Since 2020, the Company has incurred debt with interest rates over 10.5%. The Company has a near-dated opportunity to materially reduce interest expense, boosting Distributable Cash Flow, while also eliminating current restrictions on distributions.

MMLP’s growing Distributable Cash Flow, the long-awaited payoff for unitholders’ prior burdens, indicates a potential for higher actual distributions to unitholders in the near-term. Given MMLP’s projected financial performance and the significant benefit to MRMC and its affiliates of an increase in distributions, we believe that MRMC will be motivated to increase distributions and MMLP unitholders would be far better off continuing to hold their investment in order to receive the upside from a potential increase in distributions, as well as from MMLP’s earnings power. These rewards are far more valuable than the Merger Consideration and only realizable by rejecting the Merger.

9 Houlihan Lokey, Selected Historical and Projected Financial Information. Project Augusta, Discussion Materials for the Conflicts Committee, pg. 13, October 3, 2024. 4Q24 Distributable Cash Flow calculated as 2024E Distributable Cash Flow less 9 months ended 9/30/24 company reported Distributable Cash Flow.

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MMLP IS A SUCCESSFUL BUSINESS WITH A BRIGHT FUTURE. WE URGE UNITHOLDERS TO VOTE “AGAINST” THE PROPOSED MERGER AT MMLP’S UPCOMING SPECIAL MEETING

In light of these considerations, we strongly urge unitholders to vote “AGAINST” the Merger at the Special Meeting.

As demonstrated, the Merger’s outlined shortcomings render it not aligned with the best financial interests of unitholders, nor does it appropriately reflect MMLP’s intrinsic value and near-term prospects.

PROTECT YOUR INVESTMENT. EVERY VOTE MATTERS NO MATTER HOW MANY COMMON UNITS YOU OWN

Unitholders must act decisively to safeguard their investment. We urge unitholders to protect the value of their investment by voting “AGAINST” the proposed merger. While not voting is the same as voting against, we strongly recommend you send a clear message to the Board by voting AGAINST today.

You can vote by internet or by signing and dating the enclosed GOLD voting instruction form and mailing it in the postage paid envelope provided.

If you have any questions about how to vote your shares, please contact our proxy solicitor, Saratoga Proxy Consulting LLC, by telephone +1 (212) 257-1311 or (888) 368-0379 or by email at info@saratogaproxy.com.

For more information, including voting instructions, visit our website www.protectmmlpvalue.com.

With your vote, we will be one step closer to providing MMLP unitholders with the value they deserve and putting MMLP on the path to continued success.

We thank you for your support.

Sincerely,

Nut Tree Capital Management, LP	Caspian Capital LP

Jed Nussbaum	David Corleto
Chief Investment Officer	Partner

Scott Silver	Meagan Bennett
Principal	Managing Director

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Item 2: Also on November 29, 2024, Nut Tree and Caspian posted the following material to www.protectMMLPvalue.com:

Disclaimer

The views expressed on this website represent the opinions of Nut Tree Capital Management L.P. and Caspian Capital L.P., and the other participants in its anticipated solicitation (collectively, the "Participants"), which have economic exposure in the common units of Martin Midstream Partners L.P. (the "Company"), and are based on publicly available information with respect to the Company. The Participants recognize that there may be confidential information in the possession of the Company that could lead it or others to disagree with the Participants' conclusions. The Participants reserve the right to change any of the opinions expressed herein at any time as they deem appropriate and disclaim any obligation to notify the market or any other party of any such changes. The Participants disclaim any obligation to update the information or opinions contained on this website.

Certain financial projections and statements made herein have been derived or obtained from filings made with the Securities and Exchange Commission (the "SEC") or other regulatory authorities and from other third-party reports. Neither the Participants nor any of their affiliates shall be responsible or have any liability for any misinformation contained in any third-party SEC or other regulatory filing or third-party report. There is no assurance or guarantee with respect to the prices at which any securities of the Company will trade, and such securities may not trade at prices that may be implied herein. The estimates, projections and potential impact of the opportunities identified by the Participants herein are based on assumptions that the Participants believe to be reasonable as of the date of the materials on this website, but there can be no assurance or guarantee that actual results or performance of the Company will not differ, and such differences may be material.

The materials on this website are provided merely as information and are not intended to be, nor should they be construed as, an offer to sell or a solicitation of an offer to buy any security. These materials do not recommend the purchase or sale of any security. The Participants currently have economic exposure in the common units of the Company. It is possible that there will be developments in the future that cause the Participants from time to time to buy common units of the Company (in open market or privately negotiated transactions or otherwise), sell all or a portion of their holdings of the Company in open market transactions or otherwise (including via short sales), or trade in options, puts, calls or other derivative instruments relating to the common units of the Company.

Although the Participants believe the statements made in this website are substantially accurate in all material respects and do not omit to state material facts necessary to make those statements not misleading, the Participants make no representation or warranty, express or implied, as to the accuracy or completeness of those statements or any other written or oral communication it makes with respect to the Company and any other companies mentioned, and the Participants expressly disclaim any liability relating to those statements or communications (or any inaccuracies or omissions therein). Thus, common unitholders and others should conduct their own independent investigation and analysis of those statements and communications and of the Company and any other companies to which those statements or communications may be relevant.

This website may contain links to articles and/or videos (collectively, "Media"). The views and opinions expressed in such Media are those of the author(s)/speaker(s) referenced or quoted in such Media and, unless specifically noted otherwise, do not necessarily represent the opinion of the Participants.

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ABOUT MATERIALS/PRESS RELEASES CONTACT

MATERIALS/PRESS RELEASES

Letter to MMLP Unitholders – November 29th
Definitive Proxy Statement – November 27th

Press Release 10/22/2024 – Opposes Sale to Martin Resource Management Corporation
Press Release 07/29/2024 – Third Letter to Conflicts Committee
Press Release 07/19/2024 – Second Letter to Conflicts Committee
Press Release 07/11/2024 – Letter to Conflicts Committee

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DISCLAIMER

The views expressed on this website represent the opinions of Nut Tree Capital Management L.P. and Caspian Capital L.P., and the other participants in its anticipated solicitation (collectively, the "Participants"), which have economic exposure in the common units of Martin Midstream Partners L.P. (the "Company"), and are based on publicly available information with respect to the Company. The Participants recognize that there may be confidential information in the possession of the Company that could lead it or others to disagree with the Participants' conclusions. The Participants reserve the right to change any of the opinions expressed herein at any time as they deem appropriate and disclaim any obligation to notify the market or any other party of any such changes. The Participants disclaim any obligation to update the information or opinions contained on this website.

Certain financial projections and statements made herein have been derived or obtained from filings made with the Securities and Exchange Commission (the "SEC") or other regulatory authorities and from other third-party reports. Neither the Participants nor any of their affiliates shall be responsible or have any liability for any misinformation contained in any third-party SEC or other regulatory filing or third-party report. There is no assurance or guarantee with respect to the prices at which any securities of the Company will trade, and such securities may not trade at prices that may be implied herein. The estimates, projections and potential impact of the opportunities identified by the Participants herein are based on assumptions that the Participants believe to be reasonable as of the date of the materials on this website, but there can be no assurance or guarantee that actual results or performance of the Company will not differ, and such differences may be material.

The materials on this website are provided merely as information and are not intended to be, nor should they be construed as, an offer to sell or a solicitation of an offer to buy any security. These materials do not recommend the purchase or sale of any security. The Participants currently have economic exposure in the common units of the Company. It is possible that there will be developments in the future that cause the Participants from time to time to buy common units of the Company (in open market or privately negotiated transactions or otherwise), sell all or a portion of their holdings of the Company in open market transactions or otherwise (including via short sales), or trade in options, puts, calls or other derivative instruments relating to the common units of the Company.

Although the Participants believe the statements made in this website are substantially accurate in all material respects and do not omit to state material facts necessary to make those statements not misleading, the Participants make no representation or warranty, express or implied, as to the accuracy or completeness of those statements or any other written or oral communication it makes with respect to the Company and any other companies mentioned, and the Participants expressly disclaim any liability relating to those statements or communications (or any inaccuracies or omissions therein). Thus, common unitholders and others should conduct their own independent investigation and analysis of those statements and communications and of the Company and any other companies to which those statements or communications may be relevant.

This website may contain links to articles and/or videos (collectively, "Media"). The views and opinions expressed in such Media are those of the author(s)/speaker(s) referenced or quoted in such Media and, unless specifically noted otherwise, do not necessarily represent the opinion of the Participants.

This website may not be deemed to constitute solicitation material and is intended solely to inform common unitholders so that they may make an informed decision regarding the proxy solicitation, as explained in greater detail below.

Cautionary Statement Regarding Forward-Looking Statements

The materials on this website may contain forward-looking statements. All statements contained herein that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words "anticipate," "believe," "expect," "potential," "opportunity," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained herein that are not historical facts are based on current expectations, speak only as of the date of these materials and involve risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such projected results and statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Participants. Although the Participants believe that the assumptions underlying the projected results or forward-looking statements are reasonable as of the date of these materials, any of the assumptions could be inaccurate and therefore, there can be no assurance that the projected results or forward-looking statements included herein will prove to be accurate. In light of the significant uncertainties inherent in the projected results and forward-looking statements included herein, the inclusion of such information should not be regarded as a representation as to future results or that the objectives and strategic initiatives expressed or implied by such projected results and forward-looking statements will be achieved. The Participants will not undertake and specifically declines any obligation to disclose the results of any revisions that may be made to any projected results or forward-looking statements herein to reflect events or circumstances after the date of such projected results or statements or to reflect the occurrence of anticipated or unanticipated events.

This communication is not a solicitation of a proxy, which may be done only pursuant to a definitive proxy statement.

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